N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of July 31st 2015
Fund	Name of Person	Ownership % of Series
Columbia Capital Allocation Moderate Portfolio	American Enterprise Investment Services	41.46%
Columbia Capital Allocation Aggresive Portfolio	American Enterprise Investment Services	33.29%
Columbia Capital Allocation Conservative Portfolio	American Enterprise Investment Services	37.49%

As of February 1st 2015
Fund	Name of Person	Ownership % of Series